Exhibit 99.1

News Release

L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, August 4, 2014 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its second quarter 2014 operating results, which included income from continuing operations of $0.66 per diluted share, a 7.0% decrease from the second quarter of 2013. Included in these results is a $4.6 million pretax warranty charge ($0.27 per diluted share) related to concrete railroad ties. Sales were $166.8 million, 11.3% higher than the second quarter of 2013.

Second Quarter Results

•	Second quarter net sales of $166.8 million increased by $16.9 million, or 11.3%, compared to the prior year quarter due to an 18.3% increase in Rail segment sales and a 14.3% increase in Tubular segment sales.

•	Gross profit margin was 18.4%, 110 basis points lower than the prior year quarter. The decline was due to reduced Tubular and Rail segment margins, partially offset by improved Construction segment margins. Included in the second quarter results is a $4.6 million warranty charge related to concrete railroad ties manufactured in our Grand Island, NE facility which was shut down in February 2011. This charge was a result of the Company’s continuous review of its warranty obligations. [1]Excluding this charge, gross profit would have been a robust 21.2% for the second quarter.

•	Second quarter income from continuing operations was $6.8 million, or $0.66 per diluted share, compared to $7.3 million, or $0.71 per diluted share, last year. Excluding the previously mentioned $4.6 million warranty charge, income from continuing operations would have increased 32.8% over prior year to $9.6 million, or $0.93 per diluted share. This adjusted increase over the prior year second quarter is due to improved profitability in our Rail and Construction segments.

•	Second quarter bookings were $161.6 million, a 34.9% increase over the prior year second quarter, due to 64.0% and 56.1% improvements in Rail and Tubular segment orders, respectively, driven by strong activity in the Rail Distribution and Coated Products divisions. June 2014 backlog was $247.8 million, 12.5% higher than June 2013.

•	Selling and administrative expense increased by $1.6 million, or 9.2%, due principally to personnel related costs as well as consulting fees related to the preparation for, and identification of a new enterprise resource planning system.

•	The Company’s income tax rate from continuing operations was 32.9% compared to 34.6% in the prior year quarter. The income tax rate from continuing operations compares favorably to the prior year quarter as the current year quarter was positively impacted by certain state income tax matters.

•	Cash flow from continuing operating activities for the second quarter of 2014 used $0.5 million compared to $16.7 million of cash provided in the second quarter of 2013. The current year quarter was unfavorably impacted by a significant increase in accounts receivable, due to significantly stronger sales in May and June 2014 as compared to 2013. DSO improved in the second quarter to 45 days from 55 days at the end of the first quarter of 2014.

[1]	Reconciliations of non-GAAP amounts are set forth on the attached financial tables.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “I was very pleased with the underlying performance of our business in the second quarter. Bookings in the quarter were very strong at $161.6 million, up 34.9% over prior year, and our backlog stands at $247.8 million going into the second half of the year. This was the rebound we were looking for following the slow start in the first quarter. Our operating performance was equally encouraging with gross margins excluding the warranty charge of 21.2% on sales that were up 11.3% over the prior year quarter driving a 31.0% increase in EPS. As previously forecasted, we are seeing continued spending in the rail industry driven by strong end user demand, our Tubular Products business is maintaining a solid backlog, and the Construction business is clearly seeing better market activity than at this time last year. The positive economic climate is allowing us to continue executing on the growth initiatives and I expect acquisition activity to increase in the near term.” Mr. Bauer concluded by saying, “In July, we completed the acquisition of a diversified concrete products company that will expand our served market and particularly improve our competitive position in the northeastern United States.”

Q2 Business Segment Highlights

($000’s)

Rail Segment

Rail sales increased 18.3% due to stronger performances in our Allegheny Rail Products, CXT Concrete ties and Rail Technologies businesses. The 2014 gross profit margin is unfavorably impacted by a $4.6 million warranty charge. Excluding the warranty charge, second quarter gross profit margins improved due to volume related leverage and improved execution in several of our Rail businesses.

	2014	2013	Variance
Sales	$107,484	$90,892	18.3%
Gross Profit	$18,527	$17,466
Excluding charge	$23,135	$17,466
Gross Profit %	17.2%	19.2%
Excluding charge	21.5%	19.2%

Construction Segment

Construction sales declined by 4.3% in the quarter due principally to a reduction in Piling Products sales, partially offset by increased sales in Fabricated Bridge Products. Gross profit margins improved due to margin improvement in all businesses in this segment as well as a favorable product mix.

	2014	2013	Variance
Sales	$41,810	$43,697	(4.3%)
Gross Profit	$7,693	$6,665
Gross Profit %	18.4%	15.3%

Tubular Segment

Tubular sales improved by 14.3% in the quarter due to sales of our fourth quarter 2013 acquisition within the Coated Products division, partially offset by softer Coated Products sales excluding the acquisition. Tubular gross profit margins declined due principally to lower Coated Products margins, which is reflective of cost overruns incurred during a complex project in the current quarter.

	2014	2013	Variance
Sales	$17,538	$15,347	14.3%
Gross Profit	$4,391	$5,237
Gross Profit %	25.0%	34.1%

First Half 2014 Results

•	Net sales for the first six months of 2014 decreased by $1.0 million, or 0.4%, due to a 14.1% decline in Construction segment sales, partially offset by a 5.0% increase in Rail segment sales and a 6.1% improvement in Tubular segment sales.

•	Gross profit margin was 19.7%, 40 basis points higher than the prior year period. Excluding the previously mentioned warranty charge, gross profit would have been 21.4% for the first six months of 2014, or 200 basis points higher than 2013. This improvement was driven by profitability improvements in the Rail and Construction segments, partially offset by lower Tubular segment profitability.

•	Selling and administrative expense increased by $2.5 million, or 7.2%, due principally to personnel related costs as well as consulting fees related to the preparation for, and the identification of a new enterprise resource planning system. Incentive compensation expense was approximately $0.3 million ($0.02 per diluted share) lower for the first half 2014 as a result of the warranty adjustment.

•	Income from continuing operations was $10.5 million, or $1.02 per diluted share, compared to $12.2 million, or $1.19 per diluted share, last year. The decline was due to the $4.6 million warranty charge taken in the second quarter. Excluding the charge, income from continuing operations would have been $13.3 million, or $1.29 per diluted share.

•	The Company’s income tax rate from continuing operations was 32.4%, compared to 34.1% in the prior year six month period. The income tax rate from continuing operations compares favorably to the prior year period as the current year was positively impacted by certain state income tax matters.

•	Cash flow provided from continuing operating activities was $31.6 million for the first half of 2014, compared to a use of cash of $0.5 million in the prior year period. The current year period was favorably impacted by an improvement in working capital. Capital expenditures were $7.7 million compared to $3.1 million in the comparable 2013 period.

Concrete Tie Warranty Update

The Company recorded a $4.6 million pre-tax warranty charge in the quarter related to concrete railroad ties manufactured at the Company’s Grand Island, NE facility which was closed in February 2011. This charge was necessary as the company periodically reviews the status of the field replacements and the model being used to anticipate future replacements. The majority of the charge will support the warranty exposure for ties that were sold to the Union Pacific Railroad.

Through the first half of the year the Company has been working with UPRR on sections of track where replacements are taking place. A dedicated team of knowledgeable and experienced L.B. Foster associates are in the field participating in the evaluation of ties that require replacement. As we continue to make progress on addressing the defective ties in track, we are continually evaluating the status of the warranty reserve that will support the anticipated cost of replacements for the entire warranty period.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2014 operating results on Monday, August 4, 2014 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 866-713-8563 and providing access code 78267559.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating of potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad and an overall resolution of the related contract claims; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2013 and reports on Form 10-Q thereafter. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net sales	$166,832	$149,936	$278,246	$279,257
Cost of goods sold	136,132	120,761	223,419	225,234

Gross profit	30,700	29,175	54,827	54,023

Selling and administrative expenses	19,599	17,951	37,624	35,081
Amortization expense	1,172	700	2,313	1,401
Interest expense	126	125	249	258
Interest income	(147)	(139)	(291)	(345)
Equity in income of nonconsolidated investment	(142)	(420)	(346)	(596)
Other income	(115)	(137)	(250)	(315)

	20,493	18,080	39,299	35,484

Income from continuing operations before income taxes	10,207	11,095	15,528	18,539

Income tax expense	3,359	3,838	5,031	6,331

Income from continuing operations	6,848	7,257	10,497	12,208

Discontinued operations:
Income from discontinued operations before income taxes	23	62	23	23
Income tax expense	9	24	9	9

Income from discontinued operations	14	38	14	14

Net income	$6,862	$7,295	$10,511	$12,222

Basic earnings per common share:
From continuing operations	$0.67	$0.71	$1.03	$1.20
From discontinued operations	0.00	0.00	0.00	0.00

Basic earnings per common share	$0.67	$0.72	$1.03	$1.20

Diluted earnings per common share:
From continuing operations	$0.66	$0.71	$1.02	$1.19
From discontinued operations	0.00	0.00	0.00	0.00

Diluted earnings per common share	$0.67	$0.71	$1.02	$1.19

Dividends paid per common share	$0.03	$0.03	$0.06	$0.06

Average number of common shares outstanding - Basic	10,223	10,173	10,210	10,165

Average number of common shares outstanding - Diluted	10,309	10,253	10,309	10,238

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$87,555	$64,623
Accounts receivable - net	94,496	98,437
Inventories - net	84,617	76,956
Current deferred tax assets	461	461
Prepaid income tax	674	4,741
Other current assets	4,486	2,000
Current assets of discontinued operations	19	149

Total current assets	272,308	247,367

Property, plant and equipment - net	53,979	50,109

Other assets:
Goodwill	57,781	57,781
Other intangibles - net	49,556	51,846
Investments	4,896	5,090
Other assets	1,432	1,461

Total Assets	$439,952	$413,654

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,413	$46,620
Deferred revenue	8,345	5,715
Accrued payroll and employee benefits	7,081	8,927
Accrued warranty	9,594	7,483
Current maturities of long-term debt	109	31
Current deferred tax liabilities	179	179
Other accrued liabilities	6,005	6,501
Liabilities of discontinued operations	—	26

Total current liabilities	90,726	75,482

Long-term debt	289	25
Deferred tax liabilities	11,404	11,798
Other long-term liabilities	9,815	9,952

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	47,045	47,239
Retained earnings	308,252	298,361
Treasury stock	(23,242)	(24,731)
Accumulated other comprehensive loss	(4,448)	(4,583)

Total stockholders’ equity	327,718	316,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$439,952	$413,654

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins excluding concrete tie costs and earnings per share from continuing operations excluding concrete tie costs. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of these measures excluding certain costs incurred in 2014. The costs incurred were associated to concrete ties manufactured at its Grand Island facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Gross profit margins excluding concrete tie charges	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net sales, as reported	$166,832	$149,936	$278,246	$279,257
Cost of goods sold, as reported	136,132	120,761	223,419	225,234

Gross profit	30,700	29,175	54,827	54,023

Product warranty charges, before income tax	4,608	—	4,608	—

Gross profit, excluding certain charges	$35,308	$29,175	$59,435	$54,023

Gross profit percentage, as reported	18.40%	19.46%	19.70%	19.35%
Gross profit percentage, excluding certain charges	21.16%	19.46%	21.36%	19.35%

Income from continuing operations before income taxes excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Income from continuing operations, as reported	$10,207	$11,095	$15,528	$18,539

Product warranty charges, before income tax	4,608	—	4,608	—

Incentive compensation, before income tax	(344)	—	(344)	—

Income from continuing operations, before income taxes, excluding certain charges	$14,471	$11,095	$19,792	$18,539

Income from continuing operations (including diluted earnings per share) excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Income from continuing operations, as reported	$6,848	$7,257	$10,497	$12,208

Product warranty charges, net of income tax	3,015	—	3,015	—

Incentive compensation, net of income tax	(225)	—	(225)	—

Income from continuing operations, excluding certain charges	$9,638	$7,257	$13,287	$12,208

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, as reported	$0.66	$0.71	$1.02	$1.19

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, excluding certain charges	$0.93	$0.71	$1.29	$1.19

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, as reported	10,309	10,253	10,309	10,238

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, excluding certain charges	10,310	10,253	10,310	10,238